EXHIBIT 10.13

STONEGATE MORTGAGE CORPORATION

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

March 9, 2012

TABLE OF CONTENTS

1. Certain Definitions	2

2. Voting Provisions Regarding Board of Directors	3
2.1 Size of the Board	3
2.2 Board Composition	3
2.3 Removal of Board Members	4
2.4 No Liability for Election of Designated Directors	4
2.5 Committees	4
2.6 Reimbursement of Director Expenses	4

3. Vote to Increase Authorized Common Stock	4

4. General Restrictions on Transfers; Involuntary Transfers; Drag-Along Rights	5
4.1 Transfer of Company Securities	5
4.2 Involuntary Transfers	5
4.3 Drag-Along Right	6
4.4 Tag-Along Rights	7
4.5 Proposed Sale Terms	7
4.6 Restrictions on Sales of Control of the Company	8

5. Remedies	8
5.1 Covenants of the Company	8
5.2 Irrevocable Proxy and Power of Attorney	8
5.3 Specific Performance	9
5.4 Remedies Cumulative	9

6. Term	9

7. Miscellaneous	9
7.1 Additional Parties	9
7.2 Transfers	9
7.3 Relationship with Affiliates	10
7.4 Successors and Assigns	10
7.5 Governing Law	10
7.6 Counterparts	10
7.7 Titles and Subtitles	10
7.8 Notices	11
7.9 Consent Required to Amend, Terminate or Waive	11
7.10 Delays or Omissions	11
7.11 Severability	11
7.12 Entire Agreement	11
7.13 Legend on Share Certificates	12
7.14 Stock Splits, Stock Dividends, etc.	12
7.15 Manner of Voting	12
7.16 Further Assurances	12
7.17 Venue	13
7.18 WAIVER OF JURY TRIAL	13
7.19 Costs of Enforcement	13
7.20 Spousal Consent	13

i

Schedules and Exhibits:

Schedule A - Other Stockholders

Exhibit 1 - Adoption Agreement

Exhibit 2 - Consent of Spouse

ii

STONEGATE MORTGAGE COMPANY

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

This Amended and Restated Shareholders’ Agreement dated as of March 9, 2012 (this “Agreement”), by and among Stonegate Mortgage Corporation, an Ohio corporation, (the “Company”), Stonegate Investors Holdings LLC, a Delaware limited liability company (the “Purchaser” and/or, together with any transferees who become parties hereto as “Investors” pursuant to Section 7.2, the “Investors”), and those certain other stockholders of the Company signatories hereto (together with any subsequent stockholders and/or option holders, or any transferees, who become parties hereto as “Other Stockholders” pursuant to Section 7.1 or 7.2, the “Other Stockholders”, and together collectively with the Investors, the “Stockholders”).

RECITALS

WHEREAS, the Company and Purchaser have entered into a Series D Preferred Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), providing for the purchase and sale of shares of the Company’s Series D Convertible Preferred Stock, $0.001 par value per share (the “Series D Preferred Stock”), in connection with which the Company has adopted and filed a certain Amended and Restated Articles of Incorporation of the Company (as the same may be amended, restated or otherwise modified from time to time, the “Amended Articles”) which, among other things, grants to the holders of Series D Preferred Stock certain rights in connection with the election of members of the board of directors of the Company (the “Board”).

WHEREAS, certain of the Other Stockholders are parties to the Shareholders’ Agreement, dated October 1, 2009, by and among the Company and the parties thereto (the “Prior Shareholders’ Agreement”).

WHEREAS, certain of the Other Stockholders that are holders of the Company’s Series C Convertible Preferred Stock, $0.001 par value per share (the “Series C Preferred Stock”), are parties to a Voting Agreement, dated January 19, 2011, by and among the Company and the holders of Series C Preferred Stock (the “Prior Voting Agreement”, and together with the Prior Shareholders’ Agreement, collectively, the “Prior Agreements” and each, a “Prior Agreement”).

WHEREAS, the parties hereto desire to enter into this Agreement to supersede and replace each Prior Agreement in their entirety in order to set forth their agreements and understandings with respect to how members of the board of directors of the Company (the “Board”) will be elected (consistent with the Amended Articles) and with respect to various other matters, including how shares of the Company’s capital stock held by them will be voted on, or tendered in connection with, a Sale of the Company (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Certain Definitions.

(a) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b) “Common Stock” means and includes any and all of the outstanding shares of the Company’s Common Stock, $0.001par value per share.

(c) “Company Securities” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board or other applicable Company matter, now owned or subsequently acquired by a Stockholder, however acquired, whether through purchase, exercise, conversion, stock split, stock dividend, reclassifications, recapitalizations, or otherwise. For the avoidance of doubt, as of the date hereof the outstanding Company Securities includes the Company’s Common Stock and Preferred Stock.

(d) “Involuntary Transfer” means the involuntary transfer of any Company Securities by judicial sale, legal process, bankruptcy, operation of law, divorce decree, attachment or enforcement of a pledge, trust or other security interest or the transfer of Companies Securities to the estate of any deceased Other Stockholder.

(e) “Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock corporation, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof, or any other entity.

(f) “Preferred Stock” means and includes any and all of the outstanding shares of the Company’s (i) Series A Preferred Stock, $0.001 par value per share (ii) Series B Convertible Preferred Stock, $0.001par value per share, (iii) Series C Preferred Stock and (iv) Series D Preferred Stock.

(g) “Qualified Public Offering” shall mean the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, provided that and the aggregate gross proceeds to the Company are greater than $50,000,000;

(h) “Sale of the Company” shall mean either: (i) a transaction or series of related transactions in which an unaffiliated Person, or a group of unaffiliated related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (ii) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Amended Articles.

(i) “Transfer” means, with respect to any Company Securities, any sale, assignment, transfer, alienation, conveyance, gift, bequest by will or under intestacy laws, pledge, lien, hypothecation, encumbrance or other disposition, with or without consideration and whether voluntarily or involuntarily by operation of law, of all or part of such Company Securities, or of any beneficial interest therein, now or hereafter owned by a Stockholder.

2. Voting Provisions Regarding Board of Directors.

2.1 Size of the Board. To the extent the express terms of the Company Securities authorize them to do so, each Stockholder agrees to vote, or cause to be voted, all Company Securities owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at five (5) directors; provided, however, that if by the twelve (12) month anniversary of the date hereof Purchaser owns less than fifty percent (50%) of the Company Securities, then the size of the board shall automatically be set at seven (7) directors.

2.2 Board Composition. (a) To the extent the express terms of the Company Securities authorize them to do so, each Stockholder agrees to vote, or cause to be voted, all Company Securities owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following individuals shall be elected to the Board:

(i) three (3) individuals designated by the holders of record of a majority of the then outstanding shares of Series D Preferred Stock, acting exclusively and as a single class, which individuals shall initially be Richard Mirro, Kevin Bhatt and Jim Brown;

(ii) the Company’s Chief Executive Officer, who shall initially be James Cutillo (the “CEO Director”), provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Stockholders shall promptly vote their respective Company Securities (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director;

(iii) one (1) individual designated by the holders of record of a majority of the then outstanding shares of Common Stock and Series C Preferred Stock, acting exclusively and as a single class, which designee shall initially be Scott Mumphrey;

(iv) if and only if the size of the Board shall be increased to seven (7) seats at contemplated by Section 2.1 hereof, then two (2) individuals designated by the holders of record of a majority of the then outstanding shares of Common Stock and Series C Preferred Stock, acting exclusively and as a single class; and

(v) in the absence of any designation from the group of stockholders with the right to designate one or more directors as specified in preceding clauses (i) through (iv) of this Section 2.2(a), the director(s) previously designated by such group and then serving shall be reelected if still eligible to serve.

(b) To the extent that any of clauses (i) through (iv) of Section 2.2(a) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Amended Articles.

2.3 Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Company Securities owned by such Stockholder or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Section 2.2 or 2.3 of this Agreement may be removed from office unless such removal is directed or requested by the affirmative vote of the group entitled under Section 2.2 to designate that director;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 2.2 or 2.3 shall be filled pursuant to the provisions of this Section 2; and

(c) in the event the removal of a director is so directed or requested, such director shall be promptly removed.

2.4 No Liability for Election of Designated Directors. No Stockholder shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2.5 Committees. For so long as the holders of the Series D Preferred Stock are entitled to designate at least one director to the Board pursuant to Section 2.1of this Agreement, each committee of the Board, including, without limitation, any executive committee, compensation committee and/or audit committee, shall include at least one director appointed by the holders of Series D Preferred Stock, and the Company shall establish and maintain a compensation committee and an audit committee.

2.6 Reimbursement of Director Expenses. The Company agrees to reimburse the directors designated pursuant to this Agreement for the reasonable out-of-pocket expenses incurred by such director in performing his or her services as a director of the Company, including reasonable travel and ancillary expenses incurred in connection with attendance at in person meetings of the Board of Directors, subject to the Company’s policies regarding reimbursement of travel expenses.

3. Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Company Securities owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock (or such other security) available for conversion of all of the shares of Preferred Stock outstanding at any given time.

4. General Restrictions on Transfers; Involuntary Transfers; Drag-Along Rights.

4.1 Transfer of Company Securities. No Other Stockholder shall undertake a Transfer of Company Securities except, but subject to the provisions Section 7.2 hereof, pursuant to (i) a right or obligation of an Other Stockholder under Sections 4.2, 4.3 and 4.4 of this Agreement, (ii) a Transfer to a Person made exclusively for estate planning purposes, provide that control over any shares transferred for estate planning purposes is retained by the transferring Stockholder or a trust or entity controlled by the transferring Stockholder, or (iii) as otherwise agreed to by Board in writing.

4.2 Involuntary Transfers.

(a) In the event that any Other Stockholder permits or suffers the Involuntary Transfer of any of the Other Stockholders’ Company Securities (the “Transferred Shares”), the Other Shareholder, or the personal representative of a deceased Other Stockholder’s estate, shall promptly notify the Company of such Involuntary Transfer. Any Person which acquires an interest in or title to any of the Transferred Shares (the “Transferee”) shall take such shares as an Other Stockholder subject to the restrictions on transfer and subject to the other terms and conditions of this Agreement. In addition, in the event of any Involuntary Transfer, the Company shall have the option to purchase all or any portion of the Transferred Shares at purchase price equal to the product of (i) the number of Transferred Shares the Company elects to purchase and (ii) the “Market Value” (as defined below) per share of Common Stock on the date of the Involuntary Transfer (the “Transfer Date”). “Market Value” shall mean the fair value of 100% of the outstanding Common Stock (on a fully diluted, as converted basis, including, without limitation, the shares of Common Stock into which all shares of Preferred Stock outstanding immediately prior to the Transfer Date could be converted at the conversion rate then in effect) based upon the sale of the Company as a going concern to a strategically motivated and financially able buyer, without any discount for the nonliquidity or minority ownership of the Common Stock, as determined in good faith by the Board.

(b) The Company’s option to purchase Transferred Shares pursuant to clause (a) of this Section 4.2 shall continue for a period of one (1) year following the Transfer Date (the “Election Period”). If the Company elects to purchase any of the Transferred Shares within the Election Period, then the sale of the Transferred Shares pursuant to this Section 4.2 shall be consummated on the date mutually agreed upon by the Company and the Transferee, which date shall be no later than 90 days after the Company notifies the Transferee that the Company has exercised its right to purchase the Transferred Shares (the “Closing”). The Closing shall occur at the Company’s Indianapolis, Indiana office. At the Closing, the Company shall pay the Purchase Price, and the Transferee must deliver properly endorsed stock certificates, signatures guaranteed, and all other documents that the Company may reasonably require for the purpose of establishing, transferring and guaranteeing absolute title to the Transferred Shares purchased, free and clear of all liens, claims or encumbrances, and obtaining the transfer of the Transferred Shares on the books of the Company.

4.3 Drag-Along Right. In the event that the Board of Directors of the Company and the holders of a majority of the Series D Preferred Stock (collectively, the “Selling Investors”) approve a Sale of the Company in writing, specifying that this Section 4.3 shall apply to such transaction, then the Company and each holder of Company Securities hereby agree:

(a) if such Sale of the Company requires stockholder approval, with respect to all Company Securities entitled to vote in respect of such Sale of the Company that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all such Company Securities in favor of, and to approve and adopt, such Sale of the Company (together with any related amendment to the Amended Articles required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company (unless approved in writing by the Selling Investors);

(b) if such Sale of the Company is a Stock Sale, to sell the same proportion of Company Securities beneficially held by such Stockholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Company Securities, and on the same terms and conditions as the Selling Investors;

(c) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provisions of this Section 4.3, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of liens, claims and encumbrances) and any similar or related documents;

(d) not to deposit, except as provided in this Agreement, any Company Securities of the Company owned by such party in a voting trust or subject any Company Securities to any arrangement or agreement with respect to the voting of such Company Securities, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(f) if the consideration to be paid in exchange for the Company Securities pursuant to this Section 4.3 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Company Securities which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Company Securities; and

(g) in the event that the Selling Investors, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Stockholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification, expense reimbursement or similar obligations, and (iii) the payment of such Stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Stockholders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud or willful misconduct.

4.4 Tag-Along Rights.

(a) If at any time all or substantially all of the outstanding shares of Series D Preferred Stock are proposed to be sold to an unaffiliated third party, the would-be transferors (the “Selling Investors”) shall provide written notice of such proposed sale to the Other Stockholders, but in no event shall such notice be given less than twenty (20) days prior to the date of such proposed sale, which notice shall include a description of the material terms, including economic terms, of such proposed sale (the “Tag Along Sale Notice”), and the Other Stockholders shall have the option, exercisable only by written notice of any of the Other Stockholders to the Selling Investors given within ten (10) days after the Tag Along Sale Notice (the “Tag-Along Notice”), to require the Selling Investors, if the proposed sale is consummated, to arrange for such purchaser to purchase the same percentage of all the Company Securities then owned by such of the Other Stockholders as shall provide such Tag-Along Notice as the percentage of all the Company Securities then owned by the Selling Investors which are to be sold pursuant to such proposed sale (the “Percentage”), at the same time as and upon the same terms at which the Selling Investors directly or indirectly shall sell the Company Securities thereof.

(b) If Other Stockholders shall so elect, the Selling Investors shall arrange for the proposed purchaser to purchase the same Percentage of Company Securities then owned by each such electing Other Stockholder at the same time and upon the same terms at which the Selling Investors sell(s) the Company Securities thereof (in which event each such electing Other Stockholder shall be required to sell the applicable Percentage of his, her or its Company Securities). In connection with any such sale, each such electing Other Stockholder shall comply with the provisions of Section 4.3 hereof as if such sale were a compelled sale under said Section 4.3.

4.5 Proposed Sale Terms. Upon the consummation of any proposed Sale of the Company (the “Proposed Sale”), the aggregate consideration receivable by all holders of the Preferred Stock, Common Stock and any other class of capital stock of the Company shall be allocated among such holders on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Amended Articles in effect immediately prior to the Proposed Sale.

4.6 Restrictions on Sales of Control of the Company. In the event that the holders of Series D Preferred Stock at any time hold in the aggregate less than fifty percent (50%) of the Company Securities, no Other Stockholder shall be a party to any Stock Sale unless all holders of Series D Preferred Stock are allowed to participate in such transaction on a proportionate basis and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Amended Articles in effect immediately prior to the Stock Sale (as if such transaction were a Deemed Liquidation Event), unless the holders of at least a majority of the Series D Preferred Stock elect otherwise by written notice given to the Company at least fifteen (15) days prior to the effective date of any such transaction or series of related transactions.

5. Remedies.

5.1 Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Stockholders hereunder against impairment.

5.2 Irrevocable Proxy and Power of Attorney. Each Other Stockholder hereby constitutes and appoints as the proxies of such party and hereby grants a power of attorney to the Chief Executive Officer of the Company, and a designee of the Selling Investors, and each of them, with full power of substitution, with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 2 hereto, votes to increase authorized shares pursuant to Section 3 hereof and votes regarding any Sale of the Company pursuant to Sections 4.3 hereof, and hereby authorizes each of them to represent and to vote, if and only if such Other Stockholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner which is inconsistent with the terms of this Agreement, all of such party’s Company Securities in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of Sections 3 and 4.3, respectively, or to take any action necessary to effect Sections 2, 3,and 4.3, respectively, of this Agreement. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the other parties to this Agreement in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 6 hereof. Each Other Stockholder hereby revokes any and all previous proxies or powers of attorney with respect to the Company

Securities and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 6 hereof, purport to grant any other proxy or power of attorney with respect to any of the Company Securities, deposit any of the Company Securities into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Company Securities, in each case, with respect to any of the matters set forth herein.

5.3 Specific Performance. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, in each case without the requirement of proof of actual damages or the posting of any bond or other security. Further, each Stockholder hereby waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

5.4 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of a Qualified Public Offering, (b) the consummation of a Sale of the Company and distribution of proceeds to or escrow for the benefit of the Stockholders in accordance with the Amended Articles or other written agreement among the Stockholders, provided that the provisions of Section 4 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 4 with respect to such Sale of the Company; and (c) termination of this Agreement in accordance with Section 7.9 below.

7. Miscellaneous.

7.1 Additional Parties. In the event that after the date of this Agreement, the Company issues, or enters into an agreement with any Person to issue, shares of capital stock of the Company, then the Company shall cause such Person to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit 1, agreeing to be bound by and subject to the terms of this Agreement as a Stockholder and thereafter such person shall be deemed a Stockholder for all purposes under this Agreement.

7.2 Transfers. Subject to the restrictions set forth in Section 4.1 hereof, each transferee or assignee of any Company Securities subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit 1. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Other Stockholder and Stockholder, as applicable. The Company shall not permit the Transfer of the Company Securities subject to this Agreement on its books or issue a new certificate representing any such Company Securities unless and until such transferee shall have complied with the terms of this Section 7.2. Each certificate representing the Company Securities subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 7.13.

7.3 Relationship with Affiliates. Each of the Other Shareholders hereby acknowledges and agrees that the Purchaser or one or more affiliates of Purchaser may provide various consulting, investment banking, management and/or support services to the Company (the “Affiliate Services”) at a reasonable, market rate of compensation. All determinations as to costs, allocations and the amount to be paid in respect of such Affiliate Services, if made in good faith by the Board, shall be binding upon all parties. The Other Shareholders hereby acknowledge that Long Ridge Equity Partners LLC, a Delaware limited liability company and an affiliate of Purchaser (“LREP LLC”), is entitled to an annual management fee pursuant to the Management Agreement between the Company and LREP LLC (the “Management Agreement”) and reimbursement for all reasonable out-of-pocket expenses incurred in connection therewith. In addition, Purchaser shall cause the Company to enter into an agreement with an affiliate of Purchaser who shall serve on the Board and shall be entitled to such compensation as therein set forth (the “Director Compensation Agreement”). The Other Shareholders hereby authorize the Board to cause the payment of all payments required to be paid under the Management Agreement and Director Compensation Agreement.

7.4 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.5 Governing Law. This Agreement shall be governed by the internal law of the State of New York, without regard to principles of conflicts of law.

7.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together (including any Adoption Agreement) shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.8 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, by messenger or overnight mail addressed: (a) if to any Investor, at such Investor’s address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, with a copy to Golenbock Eiseman Assor Bell & Peskoe LLP, 437 Madison Avenue, New York, New York, 10022, Attn: Andrew C. Peskoe, Esq. and Thomas J. Wilson, Esq.; (b) if to any Other Stockholder, at such address as shown in the Company’s records, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such shares for which the Company has contact information in its records; or (c) if to the Company, at the address set forth on the Company signature page hereto or at such other address as the Company shall have furnished to the Investor. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, by messenger or by overnight mail or, if sent by registered or certified mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

7.9 Consent Required to Amend, Terminate or Waive. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by (a) the Company, (b) the holders of record of a majority of the then outstanding shares Series D Preferred Stock, (c) the holders of record of a majority of the then outstanding shares Series C Preferred Stock and (d) the holders of record of a majority of the then outstanding shares of Common Stock. Any such amendment, waiver, discharge or termination effected in accordance with this Section 7.8 shall be binding upon each party hereto and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver. The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto.

7.10 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.11 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.12 Entire Agreement. This Agreement (including the Exhibits hereto) and the Amended Articles constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

7.13 Legend on Share Certificates. Each certificate representing any Company Securities issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AMENDED AND RESTATED SHAREHOLDERS’ AGREEEMT, AS MAY BE FURTHER AMENDED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY, AND BY ACCEPTING ANY INTEREST IN SUCH SECURITIES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON, AND OTHER PROVISIONS RELATING TO, TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Company Securities issued after the date hereof to bear the legend required by this Section 7.13 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Company Securities upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Company Securities to bear the legend required by this Section 7.13 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

7.14 Stock Splits, Stock Dividends, etc. In the event of any issuance of Company Securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Company Securities shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 7.13.

7.15 Manner of Voting. The voting of Company Securities pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Company Securities pursuant to the Agreement need not make explicit reference to the terms of this Agreement, except as otherwise expressly provided herein. All Stockholders agree to execute any written consents required to perform their respective obligations under this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

7.16 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

7.17 Venue. With respect to any disputes arising out of or related to this Agreement, each party consents to the exclusive jurisdiction of, and venue in, the United States District Court for the Southern District of New York or, if such dispute shall not be permitted to be tried by such court, the state courts of New York located in New York City, and further consents to service of process at such party’s then current place of business or principal residence by FedEx or other nationally recognized overnight courier. Each party hereby irrevocable waives any objection, including without limitation any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction.

7.18 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SUBJECT MATTER HEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

7.19 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

7.20 Spousal Consent. If any individual Stockholder is married on the date of this Agreement, or the date of his or her becoming a party hereto, and is a resident of Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington, or Wisconsin, or the Commonwealth of Puerto Rico, such Stockholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit 2 hereto (“Consent of Spouse”). Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s Company Securities that do not otherwise exist by operation of law. If any such individual Stockholder should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Shareholders’ Agreement as of the date first written above.

STONEGATE MORTGAGE CORPORATION

By:	/s/ James J. Cutillo
James J. Cutillo CEO

[Separate Other Stockholder and Investor Signature Pages Attached]

[Amended and Restated Shareholders’ Agreement]

The below named Stockholders have executed this signature page as a party to that certain Amended and Restated Shareholders’ Agreement dated as of the date first written above by and among Stonegate Mortgage Corporation and the Other Stockholders and the Investors named therein.

INVESTOR: STONEGATE INVESTORS HOLDINGS LLC

By:	/s/ Kevin Bhatt
Kevin Bhatt Vice President

OTHER STOCKHOLDERS:

/s/ David F. Mason
David F. Mason

/s/ James J. Cutillo
James J. Cutillo

/s/ Steve Landes
Steve Landes

/s/ Daniel J. Bettenburg
Daniel J. Bettenburg

/s/ John M. Swain
John M. Swain

/s/ Julia Swain
Julia Swain

/s/ Charles A. Swain, Jr.
Charles A. Swain, Jr.

/s/ Paula A. Swain
Paula A. Swain

/s/ Robert T. Swain
Robert T. Swain

[Amended and Restated Shareholders’ Agreement]

/s/ Daniel Wells
Daniel Wells

/s/ Mary Beth Wells
Mary Beth Wells

/s/ Jerry Bowden
Jerry Bowden

/s/ Richard Evenseck
Richard Evenseck

/s/ Martin Plocica
Martin Plocica

/s/ Paul Manzullo
Paul Manzullo

/s/ Arthur W. Spellmeyer
Arthur W. Spellmeyer

SECOND CURVE PARTNERS, LLC

By:	/s/ Dennis Cavanaugh
Dennis Cavanaugh Principal

DANIEL G. CORSARO FAMILY INVESTMENTS, LLC

By:	/s/ Karen D. Corsaro
Karen D. Corsaro Manager

SCHEETZ I, LLC

By:	/s/ Tracy B. Hutton
Tracy B. Hutton President

[Amended and Restated Shareholders’ Agreement]

SCHEDULE A

OTHER STOCKHOLDERS

Other Stockholder	Common Stock	Series A Preferred	Series B Preferred	Series C Preferred
David F. Mason	50,000
James J. Cutillo	50,000
Steve Landes	21,000
Charles Swain and Julia Swain	6,903
John Swain and Paula Swain	8,016
Daniel Wells and Mary Beth Wells	8,016
Robert T. Swain	6,191
Second Curve Partners, LLC	35,714			2,000
Daniel G. Corsaro Family Investments, LLC	20,000			3,000
Daniel J. Bettenburg	14,706
Scheetz I, LLC			1,000
Jerry Bowden				4,000
Richard Evanseck				5,000
Martin Plocica				2,000
Paul Manzullo				1,000
Arthur W. Spellmeyer				2,000
TOTAL	220,546	—	1,000-	19,000

EXHIBIT 1

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on                     , 20      , by the undersigned (the “Holder”) pursuant to the terms of that certain Amended and Restated Shareholders’ Agreement dated as of                        , 2012 (the “Agreement”), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”) or options, warrants or other rights to purchase such Stock (the “Options”), for one of the following reasons (Check the correct box):

☐	as a transferee of Company Securities from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐	as a transferee of Company Securities from a party in such party’s capacity as an “Other Stockholder” bound by the Agreement, and after such transfer, Holder shall be considered an “Other Stockholder” and a “Stockholder” for all purposes of the Agreement.

☐	in accordance with Section 6.1 of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Stockholder” for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Stock [Options], and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	STONEGATE MORTGAGE CORPORATION
Name and Title of Signatory

Address:	By:

Name:

Facsimile Number:	Title:

EXHIBIT 2

CONSENT OF SPOUSE

I, [                                ], spouse of [                        ], acknowledge that I have read the Amended and Restated Shareholders’ Agreement, dated as of                            , 2012, to which this Consent is attached as Exhibit 2 (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:
[Name of Other Stockholder’s Spouse, if any]